EXHIBIT 23

                              Consent of Counsel

The dated and signed consent of counsel can be found in Exhibit 5 of this Registration.

                              Consent of Expert

The dated and signed consent of independent auditor Ronald R. Chadwick, P.C., of Aurora, Colorado, can be found in Exhibit 99.6 of this Registration.